For release:	February 16, 2005

Contact:	Financial Kevin L. Tate, CPA Chief Financial Officer (610) 660-6813 ktate@unitednat.com	Media Paula Negro Assistant Vice President, Marketing (610) 668-6938 pnegro@unitednat.com

Summary:	United America Indemnity, Ltd. (NASDAQ:UNGL) reports fourth-quarter and year-end 2004 results. Fourth quarter 2004 shows continued growth in net income and net operating income. Book value per share increased 11.7 percent in 2004.

George Town, Grand Cayman, Cayman Islands (February 16, 2005) – United America Indemnity, Ltd. (NASDAQ: UNGL) today reported results for the fourth-quarter and year-end 2004.

On January 25, 2005, United America Indemnity (UAI) announced it has completed its merger with Penn-America Group, Inc. and its acquisition of Penn Independent Corporation. The estimated book value per share of the combined entities based on the number of shares issued on January 25, 2005 and the GAAP book values of the combined entities as of December 31, 2004 would have been $15.87 as compared to the December 31, 2004 United America Indemnity GAAP book value per share of $15.30.

The United America Indemnity data for 2003 and 2004 refer only to the company previously called United National Group, Ltd. As part of this release, the fourth quarter and year-end 2004 results of Penn-America Group will be reported separately.

United America Indemnity’s results, including increases of more than 100 percent in net income and net operating income in the fourth quarter, reflect the successful completion of the company’s strategy to refocus the balance of its business from an emphasis on providing heavily reinsured “reverse-flow” insurance products to providing and retaining for its own account insurance across multiple product classes.

UAI’s Fourth-Quarter 2004 Results (formerly United National Group, Ltd.)

United America Indemnity’s net operating income (excluding Penn-America Group and Penn Independent) increased 104 percent to $11.6 million ($0.41 per basic share, $0.40 per diluted share) compared with $5.7 million ($0.21 pro forma per basic share, $0.20 pro forma per diluted share) for the same period in 2003.

United America Indemnity’s net income (excluding Penn-America Group and Penn Independent) for the fourth quarter of 2004 increased 120 percent to $13.8 million ($0.49 per basic share, $0.48 per diluted share) compared with $6.3 million ($0.23 pro forma per basic share, $0.22 pro forma per diluted share) in the fourth quarter of 2003. Net income included after-tax net realized investment gains of $2.2 million compared with $0.6 million for the fourth quarter of 2003.

The company’s combined ratio, a key measure of insurance profitability, improved to 91.0 compared with 98.0 in the same quarter last year.

Consistent with the company’s strategy, gross premiums written decreased 24.3 percent to $94.3 million, from $124.6 million in the fourth quarter of 2003. Net premiums, however, increased 45.7 percent to $75.2 million from $51.6 million in the comparable quarter of 2003. Decreased gross written premium with increased net written premium is an expected result of the company’s strategy, as heavily reinsured business lines are run-off and core product lines, which have significantly lower reinsurance costs as a percentage of premium, are expanded. The company ended the year with cash and invested assets of $924.3 million, an increase of $76.0 million over December 31, 2003. Investment income for the fourth quarter of 2004, excluding the amount received in the settlement with Partner Reinsurance Company, increased 11% compared to the same quarter in 2003.

Edward J. Noonan, acting chief executive officer noted, “We made great progress refocusing our strategy and product offerings. As a result, United America’s book value per share at the end of 2004 increased 11.7 percent and the annualized return on equity to our investors was 8.8 percent. Further, pricing remains strong, with an average nine percent increase across our book of business in 2004. With the combination of United National Group, Penn-America Group, Inc. and Penn Independent Corporation in early 2005, we believe we have built a solid foundation for continued excellent performance for our shareholders this year.”

UAI’s Fourth-Quarter Gross- and Net-Written Premium Results by Business Lines (Excluding Penn-America Group and Penn Independent)

	Quarter Ended December 31,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2004	2003	2004	2003
Specific Specialty	$16,397	$50,749	$9,992	$14,242
Umbrella and Excess	7,977	17,593	1,425	871
Property and General Liability	54,327	35,116	50,303	28,685
Non-Medical Professional Liability	15,639	21,109	13,445	7,775

Total	$94,340	$124,567	$75,165	$51,573

Specific specialty products: Gross premiums written for the fourth quarter decreased 67.7 percent compared with the fourth quarter of 2003. Net premiums written decreased by 29.8 percent compared with the comparable period in 2003. These decreases occurred primarily because the company exited the heavily reinsured and reverse-flow type of business in this category.

Umbrella and excess products: Gross premiums written for the fourth quarter decreased 54.7 percent compared with the fourth quarter of 2003. This decrease resulted primarily from the company’s exit from reverse-flow business. However, net premiums written in this product class increased 63.6 percent compared with the comparable 2003 quarter because the company retained a larger percentage of those Umbrella and Excess policies that it continued to write, thus reducing reinsurance costs as a percentage of premiums.

Property and general liability products: Gross premiums written increased 54.7 percent and net premiums written also increased 75.4 percent compared with the fourth quarter of 2003. These increases resulted both from rate increases and an increase in the number of policies sold.

Non-Medical Professional Liability: Gross premiums written decreased 25.9 percent compared with the fourth quarter of 2003. However, net premiums written increased 72.9 percent compared with the fourth quarter of 2003. This increase resulted primarily from rate increases and a change in the reinsurance programs supporting these writings, which had the effect of increasing the company’s retention.

UAI’s Year Ended December 31, 2004 Results

United America Indemnity’s net operating income (excluding Penn-America Group and Penn Independent) for 2004 was $34.1 million ($1.21 per basic share, $1.18 per diluted share), an increase of 26 percent, compared with net operating income of $27.0 million ($0.97 pro forma per basic share, $0.95 pro forma per diluted share) in 2003.

Net income (excluding Penn-America Group and Penn Independent) for the year ended December 31, 2004 was $37.0 million ($1.31 per basic share, $1.28 per diluted share) compared with net income of $77.1 million ($2.77 pro forma per basic share, $2.72 pro forma per diluted share) for the year ended December 31, 2003. Net income included $1.7 million of after-tax net realized investment gains compared with $3.7 million of after-tax net realized investment gains in 2003. Net income in 2004 included an extraordinary gain of $1.2 million compared with an extraordinary gain of $46.4 million for the year ended December 31, 2003.

The combined ratio in 2004 improved to 92.8 compared with 94.0 in 2003. Net income and net operating income in 2004 included an after-tax charge of $2.5 million related to various purchase accounting adjustments. These adjustments increased United America Indemnity’s combined ratio for 2004 by 1.2 percentage points. The combined ratio in 2004 also was affected by catastrophic losses of $1.65 million, which increased the combined ratio by 0.7 percentage points.

Gross premiums written decreased 38.8 percent in 2004, to $409.1 million from $668.4 in 2003. Net premiums written increased 39.8 percent in 2004 to $280.2 million from $200.4 million in the previous year.

Reinsurance receivables at December 31, 2004 decreased $231.1 million, to $1,531.9 million from $1,763.0 million at December 31, 2003. The aggregate amount of collateral securing the reinsurance receivables held by United America Indemnity increased to 46% of gross reinsurance receivables from 41% at December 31, 2003. The ratio of reinsurance recoverables net of collateral to shareholders’ equity decreased from 2.7 at December 31, 2003 to 1.9 at December 31, 2004. Reinsurance receivables net of collateral at December 31, 2004 decreased by 20.9 percent, or $217.7 million, to $826.3 million from $1,044.0 million at December 31, 2003.

United America Indemnity’s book value (excluding adjustments from the Penn-America Group and Penn Independent transactions) on December 31, 2004 of $432.6 million or $15.30 per share represents a 13.6 percent increase from $380.8 million or $13.70 per share in 2003. Book value at December 31, 2004 is based on 28.3 million aggregate Class A and Class B common shares outstanding.

UAI’s Year-Ended 2004 Gross and Net Written-Premium Results by Business Lines (Excluding Penn-America Group and Penn Independent)

	Year Ended December 31,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2004	2003	2004	2003
Specific Specialty	$93,662	$284,000	$39,780	$57,025
Umbrella and Excess	38,897	160,176	6,472	8,818
Property and General Liability	190,049	133,679	170,964	99,836
Non-Medical Professional Liability	86,465	90,525	62,992	34,702

Total	$409,073	$668,380	$280,208	$200,381

Specific specialty products: Gross premiums written in 2004 decreased 67.0 percent compared with 2003. Net premiums written in 2004 decreased by 30.2 percent compared with 2003. These decreases occurred primarily because of the company’s exit from heavily reinsured reverse-flow business.

Umbrella and excess products: Gross premiums written decreased 75.7 percent in 2004 compared with 2003. Net premiums written in 2004 decreased 26.6 percent compared with 2003. These decreases occurred primarily because of the company’s exit from heavily reinsured reverse-flow business.

Property and general liability products: Gross premiums written in 2004 increased 42.2 percent compared with 2003. Net premiums written in 2004 increased 71.2 percent compared with 2003. These increases resulted both from rate increases and an increase in the number of policies sold.

Non-medical professional liability products: Gross premiums written in 2004 decreased 4.5 percent compared with 2003. However, net premiums written in 2004 increased 81.5 percent, compared with 2003. This increase resulted primarily from a change in the reinsurance programs supporting these writings, which had the effect of increasing United America Indemnity’s retention.

Business Combination

Penn-America Group, Inc. formerly traded on the New York Stock Exchange as PNG, will contribute materially to the 2005 results of United America Indemnity. Penn-America’s fourth-quarter and year-end results will be filed on an 8-K form with the Securities and Exchange Commission. Here are highlights of Penn-America’s fourth-quarter and year-end 2004 performance:

Penn-America Group, Inc. Fourth-Quarter 2004 Results

Net operating income was a record $6.1 million in the fourth quarter of 2004, an increase of 36 percent compared with $4.5 million in 2003. Excluding $1.5 million of after-tax merger costs relating to the business combination with United National Group, net operating income was $7.6 million or 70 percent greater than in the comparable quarter of 2003.

Net income was a record $5.9 million in the fourth quarter of 2004, an increase of 31 percent compared with $4.5 million in the comparable quarter of 2003. Net income included after-tax net realized investment losses of $0.2 million for the fourth quarter of 2004.

Penn-America’s combined ratio improved to 85.6 in the fourth quarter of 2004, down from 91.6 in the same quarter last year.

Gross premiums written increased 15 percent in the fourth quarter of 2004, reaching $64.6 million compared with $56.1 million in the fourth quarter of 2003. The increase in gross premiums written reflected a two percent rate increase and a 13 percent growth in policy counts and exposure growth.

Penn-America’s annualized return on equity in the fourth quarter was 16.3 percent; excluding merger-related costs, the return was 20.2 percent.

Joseph F. Morris, president and chief executive officer of Penn-America Group, and chief financial officer of Penn-America Group during 2004, commented: “In 2004, Penn-America posted annual-record results in every key financial measure used by investors to gauge the financial performance of a property and casualty insurance company, despite hurricane losses and merger-related costs. Now as part of United America Indemnity, Penn-America will continue to build on its franchise value with its general agents, while benefiting from the expanded product offerings and financial strength of United America Indemnity.”

Penn-America Group, Inc. Year-End 2004 Results

Net operating income was $18.2 million for the year, an 18 percent increase compared with $15.5 million in 2003.

Net income was $17.6 million in 2004, up five percent from $16.7 million in 2003. Net income included after-tax net realized investment losses of $0.6 million compared with $1.2 million of after-tax net realized investment gains in 2003.

Penn-America’s combined ratio improved in 2004 to 91.3 from 92.5 in 2003. The 2004 combined ratio included 2.3 points from Hurricanes Charley, Frances, Ivan and Jeanne. Excluding the impact of the storms, Penn-America’s combined ratio for 2004 was 89.0.

Gross premiums written increased 24 percent during 2004, reaching $259.4 million compared with $209.4 million in 2003. The increase in gross premiums written reflected a three percent rate increase and a 21 percent growth in policy counts and exposure growth.

Penn-America’s return on equity in 2004 was 12.7 percent; excluding merger-related costs, the return was 14.2 percent.

Jon Saltzman Plans to Resign on September 1, 2005

The company also announced that Jon S. Saltzman plans to resign as president effective on September 1, 2005 in order to pursue other business interests. Mr. Saltzman will work closely with Edward J. Noonan, United America Indemnity’s acting chief executive officer, and other members of the senior management team to ensure a smooth transition.

Mr. Saltzman, formerly president and chief executive officer of Penn-America Group, became president of United America Indemnity as a result of the acquisition of Penn-America Group by United National Group, the predecessor company of United America Indemnity.

Acting chief executive officer Ed Noonan will assume the duties of United America Indemnity’s president, formerly held by Mr. Saltzman. Penn-America Group’s operations will continue to be led by Joe Morris, who was appointed CEO on January 25, 2005. Mr. Morris joined Penn-America Group in 2000.

Commenting on the announcement, Mr. Noonan said, “On behalf of the Board and employees, I want to thank Jon Saltzman for his strong leadership and valuable contributions in building Penn-America Group over the past 19 years, and most recently in helping with the merger with United America Indemnity, which has helped position the combined company for future growth and success. We greatly appreciate that we’ll be able to rely on Jon’s guidance and wisdom during the six-month transition period. We wish him well in his future endeavors.”

Mr. Saltzman said, “I am proud to have been a part of Penn-America Group’s growth over the past 19 years and proud that Penn-America Group is now an important part of United America Indemnity. Given its smooth transition, stronger capital base and a larger group of experienced and knowledgeable employees, United America Indemnity has already begun to obtain financial and operational levels higher than either company would be able to achieve on a stand-alone basis. I know that our agents, policyholders, employees and shareholders are in good hands with Ed Noonan, Bill Schmidt, Joe Morris and the talented management team at United America Indemnity. I wish the combined company and all my colleagues much success going forward.”

About United America Indemnity, Ltd.

United America Indemnity, through its wholly-owned operating subsidiaries which include United National Group, Penn-America Group, Inc. and Penn Independent Corporation, is one of the leading specialty property and casualty insurers in the industry as well as a significant originator of and placement agent for specialty property and casualty insurance coverage. United America Indemnity is a holding company formed under the laws of the Cayman Islands and its U.S. insurance subsidiaries are either licensed or authorized to write surplus lines or specialty admitted business in all states. With an operating history of more than one century, United America Indemnity’s underwriting network includes approximately 150 professional general agents and its focus centers on self-generated proprietary products, niche programs and brokered lines. Its non-U.S. operations consist of recently formed Barbados-based and Bermuda-based insurance companies.

Teleconference and webcast for Interested Parties

Edward J. Noonan, William F. Schmidt, Joseph F. Morris and Kevin L. Tate, CPA, chief financial officer, will conduct a teleconference for interested parties on February 17, 2005 at 8:30 a.m. Eastern Time. To participate, telephone 800-901-5241 (U.S. and Canada) or 617-786-2963 (International) and enter 24274044 when prompted for a password. The teleconference will be available for replay until February 28, 2005. To listen to the replay telephone 888-286-8010 (U.S. and Canada) or 617-801-6888 (International) and enter 60777364 when prompted for a password.

This conference also will be broadcast live at www.ungl.ky, www.penn-america.com and www.dvua.com, supplied by CCBN. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to any of the three sites prior to the call, where it can be downloaded for free. An online replay also will be available approximately one hour after the call. Please access the site at least 15 minutes prior to the call to register, download and install any necessary software.

The broadcast also is being distributed over CCBN’s Investor Distribution Network both to institutional and to individual investors. Individual investors can listen to the broadcast through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the broadcast via CCBN’s password-protected event-management site, StreetEvents (www.streetevents.com).

Forward-Looking Information

This release contains forward-looking information about United America Indemnity and the operations of United America Indemnity that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.

The business and operations of United America Indemnity is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity’s business; (8) changes in United America Indemnity’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity’s reinsurers may not be able to fulfill obligations; and (10) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

# # #

Note: Tables Follow

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UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
	Successor	Pro Forma	Successor	Pro Forma

Gross premiums written	$94,340	$124,567	$409,073	$668,380

Net premiums written	$75,165	$51,573	$280,208	$200,381

Net premiums earned	$64,389	$41,225	$230,140	$180,166
Investment income, net	6,528	5,314	20,165	19,395
Net realized investment gains (losses)	3,364	887	2,677	5,758

Total revenues	74,281	47,426	252,982	205,319
Net losses and loss adjustment expense	35,443	31,145	133,838	123,684
Acquisition costs and other underwriting expenses	23,135	9,254	79,793	43,976
Provisions for doubtful reinsurance receivables	—	—	—	1,750
Other operating expenses (income)	502	254	1,509	755
Interest expense	1,436	1,355	5,523	1,650

Income before income taxes	13,765	5,418	32,319	33,504
Income tax expense (benefit)	556	(363)	(1,995)	5,395

Net income before equity in net income of Partnerships	13,209	5,781	34,314	28,109
Equity in net income of partnerships	612	500	1,538	2,592

Net income before extraordinary gain	13,821	6,281	35,852	30,701
Extraordinary gain	—	—	1,195	46,424

Net Income	$13,821	$6,281	$37,047	$77,125

Weighted average shares outstanding – basic	28,272	27,793	28,259	27,793

Weighted average shares outstanding – diluted	28,855	28,386	28,836	28,368

Net income per share – basic	$0.49	$0.23	$1.31	$2.77

Net income per share — diluted	$0.48	$0.22	$1.28	$2.72

Note Regarding Pro Forma Weighted Average Shares Outstanding for the Quarter and Year Ended December 31, 2003

Pro forma weighted average shares outstanding — basic for the quarter and year ended December 31, 2003 assumes that our actual outstanding common shares of 27.8 million at December 31, 2003 have been outstanding for the entire period. Pro forma weighted average  shares outstanding — diluted for the quarter and year ended December 31, 2003 represents the pro forma weighted average shares outstanding — basic plus the weighted average impact of options and warrants outstanding at December 31, 2003 using the treasury stock method and assuming an average market price of $17.67.

The 2003 year-end results reported in this release are stated on a pro forma basis to reflect the combined performance of United America Indemnity and its predecessor company, Wind River Investment Corporation.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	Successor	Successor
	as of	as of
ASSETS	December 31, 2004	December 31, 2003
Bonds:
Available for sale securities, at fair value (amortized cost: $575,298 and $540,543)	$585,385	$549,966
Preferred shares:
Available for sale securities, at fair value	5,112	4,894
(cost: $4,804 and $4,372)
Common shares:
Available for sale securities, at fair value	37,894	33,219
(cost: $34,004 and $30,762)
Other invested assets	53,756	45,434

Total investments	682,147	633,513
Cash and cash equivalents	242,123	214,796
Agents’ balances, net	47,132	62,374
Reinsurance receivables, net	1,531,863	1,762,988
Accrued investment income	7,141	5,909
Federal income taxes receivable	—	4,898
Deferred federal income taxes, net	28,372	25,323
Deferred acquisition costs, net	29,735	8,581
Prepaid reinsurance premiums	42,623	117,936
Other assets	14,801	12,443

Total assets	$2,625,937	$2,848,761

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,876,510	$2,059,760
Unearned premiums	152,166	177,408
Federal income taxes payable	1,943	—
Amounts held for the account of others	10,234	20,201
Ceded balances payable	22,698	59,876
Contingent commissions	4,499	5,178
Senior notes payable to related party	72,848	72,848
Junior subordinated debentures	30,929	30,929
Other liabilities	21,557	41,769

Total liabilities	2,193,384	2,467,969

Commitments and contingencies	___	___
Shareholders’ equity:
Common shares, $0.0001 par value	3	3
Preferred shares, $0.0001 par value	__	__
Additional paid-in capital	356,725	347,487
Accumulated other comprehensive income	15,507	10,031
Retained earnings	60,318	23,271

Total shareholders’ equity	432,553	380,792

Total liabilities and shareholders’ equity	$2,625,937	$2,848,761

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF NET OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
	Successor	Pro Forma	Successor	Pro Forma
Net operating income	$11,634	$5,704	$34,112	$26,959
Adjustments:
Net realized investment gains (losses), net of tax	2,187	577	1,740	3,742
Extraordinary gain	—	—	1,195	46,424

Total after-tax adjustments	2,187	577	2,935	50,166

GAAP reported:
Net income	$13,821	$6,281	$37,047	$77,125

Weighted average shares outstanding – basic	28,272	27,793	28,259	27,793

Weighted average shares outstanding – diluted	28,855	28,386	28,836	28,368

Net operating income per share –basic	$0.41	$0.21	$1.21	$0.97

Net operating income per share – diluted	$0.40	$0.20	$1.18	$0.95

Note Regarding Net Operating Income

In managing its business and evaluating its performance, United America Indemnity’s management focuses on net operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Net operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.

Note Regarding Pro Forma Weighted Average Shares Outstanding for the Quarter and Year Ended December 31, 2003

Pro forma weighted average shares outstanding — basic for the quarter and year ended December 31, 2003 assumes that our actual outstanding common shares of 27.8 million at December 31, 2003 have been outstanding for the entire period. Pro forma weighted average shares outstanding — diluted for the quarter and year ended December 31, 2003 represents the pro forma weighted average shares outstanding — basic plus the weighted average impact of options and warrants outstanding at December 31, 2003 using the treasury stock method and an assuming average market price of $17.67.

PENN-AMERICA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Gross premiums written	$64,581	$56,108	$259,355	$209,442

Net premiums written	$56,259	$47,063	$224,950	$176,450

Net premiums earned	$55,917	$43,057	$206,386	$154,054
Investment income, net	3,976	3,569	14,789	13,303
Net realized investment gains (losses)	(274)	68	(998)	1,947

Total revenues	59,619	46,694	220,177	169,304
Net losses and loss adjustment expense	31,280	25,875	126,379	94,666
Acquisition costs and other underwriting expenses	16,580	13,556	62,068	47,914
Corporate expenses	1,483	183	3,242	816
Interest expense	542	512	2,071	1,740

Income before income taxes	9,734	6,568	26,417	24,168
Income tax expense	3,813	2,051	8,850	7,443

Net Income	$5,921	$4,517	$17,567	$16,725

PENN-AMERICA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	As of	As of
ASSETS	December 31, 2004	December 31, 2003
Bonds:
Available for sale securities, at fair value (amortized cost: $355,582 and $315,509)	$361,520	$323,230
Held to maturity securities, at amortized cost (fair value: $279 and $293)	275	275
Equities:
Available for sale securities, at fair value	22,755	10,194
(cost: $21,387 and $10,048)
Total investments	384,550	333,699
Cash and cash equivalents	36,697	11,976
Premiums receivable	26,516	19,382
Reinsurance receivables, net	42,728	37,996
Accrued investment income	3,726	3,615
Receivable on investment sales	237	—
Capital lease, affiliate	1,405	1,492
Deferred federal income taxes, net	5,659	3,983
Deferred acquisition costs, net	21,132	17,091
Prepaid reinsurance premiums	12,673	13,409
Other assets	1,013	1,231

Total assets	$536,336	$443,874

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$229,151	$174,882
Unearned premiums	110,032	92,205
Accounts payable and accrued expenses	8,877	8,983
Capital lease obligation, affiliate	1,104	1,273
Income tax payable	1,054	633
Junior subordinated debentures	30,000	30,000
Other liabilities	6,311	5,088

Total liabilities	386,529	313,064

Commitments and contingencies		___
Shareholders’ equity:
Common shares	152	147
Additional paid-in capital	76,070	72,416
Other equity	(149)	(785)
Accumulated other comprehensive income	4,822	5,027
Retained earnings	68,912	54,005

Total shareholders’ equity	149,807	130,810

Total liabilities and shareholders’ equity	$536,336	$443,874

PENN-AMERICA GROUP, INC.
SUMMARY OF NET OPERATING INCOME
(Dollars in thousands)

	For the Quarter		For the Year
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
Net operating income	$6,099	$4,473	$18,216	$15,459
Adjustments:
Net realized investment gains (losses), net of tax	(178)	44	(649)	1,266
Total after-tax adjustments	(178)	44	(649)	1,266

GAAP reported:
Net income	$5,921	$4,517	$17,567	$16,725

Note Regarding Net Operating Income

In managing its business and evaluating its performance, United America Indemnity’s management focuses on net operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Net operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.